Exhibit (c)(3)

Project Apple Discussion Materials 15 January 2016 Project Apple Discussion Materials 160115 v8.pptx\14 JAN 2016\3:24 PM\1

Preliminary & Confidential Table of Contents Project Apple Section 1 Situation Overview Section 2 Amy Valuation Summary Section 3 Process Considerations Appendix A Overview of Arielle 2

Project Apple Section 1 Situation Overview 3

Project Apple

Preliminary & Confidential

SITUATION OVERVIEW

Situation Overview

Overview

- Amy's share price and valuation multiples have contracted over the last 3 years in line with the broader residential mortgage REIT universe due to adverse market conditions
  - Current price / book value of 0.66x
- Arielle approached Amy in late 2015 to discuss a potential merger transaction
  - Both firms have formed special committees of their respective boards to evaluate the transaction and engaged legal and financial advisors
- After having performed preliminary diligence, the Special Committee of the Board of Arielle presented Amy with a non-binding indicative merger proposal on January 11, 2016
  - Indicative bid equal to 82.5% of book value, payable in approximately equal parts cash and common stock of Arielle
- The Special Committee of the Board of Amy is evaluating how best to respond to Arielle with respect to their proposal and what other potential actions to take, if any

Overview of Non-binding Indicative Proposal

Price:	• **82.5% of book value** – Current indication from Arielle contemplates fixing the share price after signing, prior to mailing proxy, based on updated book value at that time – ~$14.09 per share / ~$447MM total (based on 9/30/15 book value of $17.08 per share) – ~18% market premium [1]
Consideration:	• ~48% stock / 52% cash [1] – Arielle to issue ~13MM shares (19% of current TSO) • Arielle will assume $172.5MM of Amy preferred stock outstanding
Financing Sources:	• Cash on balance sheet • Asset sales • Debt from existing lenders and/or new lenders (which may include an affiliate of Arielle)
Due Diligence & Exclusivity	• 90 days exclusivity to complete diligence and negotiate definite agreement
Go-shop	• Customary go-shop period following signing of transaction

Notes
1. Based on closing prices as of the close of business as of the date referenced in Arielle's indicative proposal (1/8/2016). Based on closing stock prices (as of 1/13/16), the market premium would be ~25% and the stock / cash mix 48%/52%

Morgan Stanley

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Preliminary & Confidential

Project Apple SITUATION OVERVIEW

Mortgage REIT Market Continues to be Challenging

Volatile Rate Environment Has Kept the Sector in a Bear Environment Since 2013

Total Return (1) has been Weak and Volatile Sector Trading Below Book Value Lower Yield through De-Risked Portfolios

Price / Book Value Dividend Yield

(%)(%)(%)

20	110 20
10	100 17.0%

0 90 16 15.8%

(7.3%)	14.5%

(10)(11.3%) 80

(16.6%)	0.69x 0.70x 12
(20)	70 0.66x
(30)	60 8

Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16 Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16 Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16

AMY Agency (2) Hybrid(2) AMY Agency (2) Hybrid (2) Agency (2) Hybrid (2) AMY

Source CapitalIQ (1/13/16) Source SNL Financial (1/13/16) Source SNL Financial (1/13/16)

Volatile Interest Rate Environment Book Values have been Difficult to Hedge Limited Recent Sector Capital Raising

Quarterly Change in Book Value per Share Capital Raised by all U.S. Residential Mortgage REITs

(%)(%)($Bn)

AMY:

4.0	10 16 14.7 IPO: $200MM (7/21/11)
4	55 Follow-on 1: $250MM (4/17/12)
5	11 2 12.3 Follow-on 2: $172MM (3/7/13)
3.5	0 0 0 12 Preferred: $172.5MM (9/13/12)

0 1.9

2.3.	9% 0 2.7%(5)(2) (3)(1) (3) (1) (2) (1)(1) (1)(1) (2) (1) (1)(1) (3) (4) (4) 8 14.7 6.2

(3)(5)

2.5(10)(5) (7) 0.9

(10)	10.4
2.0	2.1%(15)(14)(14) 4 5.3 1.9 1.5
1.8%(20)	1.2 0.7 1.5 0.1
1.5	Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 0

Jan-13 Jul-13 Jan-14 Jul-14 Jan-15 Jul-15 Jan-16 2013 2014 2015 2011 2012 2013 2014 2015

10yt UST Yield Curve Steepness(3) Hybrid Agency AMY Common Equity Preferred Stock

Source CapitalIQ (1/13/16) Source SNL Financial (1/13/16) Source SNL Financial (1/13/16)

Notes Share price appreciation, including reinvested dividends (pre-tax) “Hybrid“ includes mortgage REITs that invest in both agency assets (no credit risk) and assets with credit risk in securitized or whole loan form. Time series includes: TWO, MFA, IVR, MTGE, NYMT, WMC, MITT, AMTG, DX and JMI. “Agency“ includes mortgage REITs that almost exclusively invest in agency assets. Time series include NLY, AGNC, HTS, CYS, CMO, ARR and CMO 3. Difference between 30-year and 3-month U.S. treasury yields 5

Preliminary & Confidential

Project Apple

SITUATION OVERVIEW

Overview of Strategic Alternatives

	A Wait & See	B Modify Current Model			C Sale / Liquidation	
	1 Status Quo	2 Change Strategic Focus	3 Increase Buybacks	4 Change Corporate Structure	5 Sale of Company	6 Liquidation
Overview	• Keep pursuing current business focus with view that sector valuations will improve	• Refocus current investment portfolio into alternative asset classes	• Significantly increase common stock buybacks and accrete book value	• Change corporate structure into a partnership with publicly traded shares	• Negotiate sale	• Liquidate investment portfolio, repay liabilities and cancel management contract
Benefits	• Current sector valuations low in a historical context • Preserve optionality to grow company if market turns	• Investors have historically differentiated between investment strategies • Ability to stay nimble and flexible in response to changing investment opportunities	• Grow book value per share through below-book value buybacks • Provide enhanced bid for Amy common stock in marketplace	• Reduce some burdens imposed by REIT rules – 90% dividend requirements – Enhanced ability to invest in some derivatives	• Consideration received will likely be in excess of current share price • Potential ability to enjoy upside of combined company and sector recovery with enhanced liquidity • Maximize certainty of outcome (value certainty increases with larger cash component)	• Liquidation dividend likely in excess of current stock price (although less than current GAAP book value)
Considerations	• Difficult market conditions may persist for a prolonged / indefinite period of time • Future decision to explore strategic options may be from a weaker position	• Amy already has a broad strategic mandate • Currently limited valuation differentiation between residential mortgage REITs with different investment focus • Difficult to reinvent the model due to tax and regulatory requirements	• Reduce capital available to pursue new investments and/or increase leverage • Further reduce liquidity in common stock • Unclear if buyback will result in sustained higher Amy share trading price	• Still subject to maintaining exception from '40 Act requirements • K-1 tax returns for investors • Restrictions on loan origination activities	• Sale when sector valuation levels are at historically low levels • Potentially negative impact to pro forma book value, earnings and dividends per share for Amy shareholders • Risk of costs associated with failed process • Likely limited synergies	• Significant fees and expenses • Process to liquidate may take time • Potential uncertainty over liquidation values based on fluctuation in market values and estimated execution levels • Upside capped

Morgan Stanley

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Project Apple Preliminary & Confidential SITUATION OVERVIEW Amy Total Return Since IPO % 100 90 80 7 May 2013: 70 8 Mar 2013: Sector wide sell-off $174MM due to book value Follow-On pressures 60 Offering 54.9% 50 13 Sep 2012: $173MM 40 Preferred 39.3% Offering 30 30.6% 22.2% 20 10 11.1% 6.7% 0(1.8%) (10) 17 Apr 2012: $174MM (20) Follow-On Offering (30) Jul-11 Apr-12 Jan-13 Oct-13 Jul-14 Apr-15 Jan-16 AMY DX MITT MTGE NYMT EFC S&P 500 Source SNL Financial Notes 1. 2012 Peers include hybrid mortgage REITs between $250MM and $1Bn market capitalization (DX, EFC, MITT, MTGE, NYMT, and WMC). Since IPO excludes WMC given their IPO was in Amy total return since its IPO has fallen short of the S&P 500 primarily since the rout in yield stocks began in 2013 Total Return Amy S&P 500 Peers (1) Since IPO(1.8%) 54.9% 22.2% 3 Years(25.3%) 40.2%(11.9%) 2 Years(7.6%) 9.9%(5.3%) LTM(17.9%)(1.6%)(19.0%) 7

Preliminary & Confidential SITUATION OVERVIEW Yield Comparison Over Time Dividend Yield 19 Sep 2013: Quarterly dividend cut 1/1/2012 ? 1/13/2016 from 70 per share to % 40 per share 20 17.0% 16 15.8% 12 8 Jan-12 Oct-12 Aug-13 Jun-14 Mar-15 Jan-16 Amy (1) Peer Median Project Apple Amy dividend yield has trailed peers as dividends relative to book value has been lower ? Convergence in 2015 Dividend Declared / Book Value per Share Quarterly 2012- 2015 (% Annualized) $0.35 special 20 dividend 15 10 5 0 Amy Peers 2012 2013 2014 2015 2012 2013 2014 2015 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy Dividend 0.75 0.75 0.85 1.05 0.70 0.70 0.40 0.40 0.40 0.42 0.44 0.45 0.48 0.48 0.48 0.48 % Change (2) 0.0% 13.3%(17.6%) 0.0% 0.0%(42.9%) 0.0% 0.0% 5.0% 4.8% 2.3% 6.7% 0.0% 0.0% 0.0% Peers % Change (2) 17.3% 2.0% 1.6% 2.6%(2.7%)(7.4%)(3.0%)(3.9%) 0.0% 0.7% 0.0%(7.8%)(0.7%)(6.2%)(7.9%) Notes 1. Shows Amy dividend yield since it declared its first full regular dividend on March 6, 2012 2. Changes in dividends exclude special dividend (including Amy?s special dividend of $0.35 in Q4 2012) 8

Preliminary & Confidential SITUATION OVERVIEW Price / Book Value Over Time Book Value and Price to Book Value IPO – Present Book Value per Share ($) P / Book Value (x) 24 1.25 22 1.00 20 0.75 0.71x 0.66x 18 0.50 16 0.25 14 0.00 IPO 11Q3 11Q4 12Q1 12Q2 12Q3(2) 12Q4 13Q1 13Q2 13Q3 13Q4 14Q1 14Q2 14Q3 14Q4 15Q1 15Q2 15Q3 15Q4 Amy Book Value per Share Amy Price / BV Peer Price / BV 2011 2012 2013 2014 2015 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy BV Change (%)(1.9) 1.7 5.9(6.8) 9.2 4.8(3.4)(14.2)(0.7)(1.3) 2.1 4.6(1.1)(0.8) 0.5(4.7)(6.7) Peers BV Change (%)(2.2)(1.2) 3.5 2.5 6.6 0.4(2.2)(8.7)(1.9)(2.2) 0.2 4.1(0.2)(1.3)(0.8)(3.8)(3.1) Source Company Filings, SNL Financial 1. Notes Book value change based on book value at end of IPO quarter 9 Project Apple Amy has relatively consistently traded below peers on a P / BV basis Book Value Since IPO (1) 2Q’11—3Q’15

MTGE 0.1%

EFC(2.5%)

MITT(6.2%)

NYMT(8.3%)

Amy(14.4%)

DX(14.6%)

WMC(32.9%)

Preliminary & Confidential SITUATION OVERVIEW Economic Return Project Apple Amy‘s lifetime economic return has underperformed peers, primarily due to lower dividend generation in 2013 and onward, coupled with a few quarters with outsized book value losses Economic Return (1) IPO—2015YTD (%) 15 10 5 0 (5) (10) Amy Peers (15) (2) Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 2011 2012 2013 2014 2015 Components of Economic Return % of Book Value 2011 2012 2013 2014 2015 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Amy Dividend—1.5 3.8 3.6 4.3 4.9 3.1 3.2 2.1 2.2 2.2 2.3 2.3 2.3 2.5 2.5 2.6 BV Change (1.9) 1.7 5.9 (6.8) 9.2 4.8 (3.4) (14.2) (0.7) (1.3) 2.1 4.6 (1.1) (0.8) 0.5 (4.7) (6.7) Total (1.9) 3.3 9.6 (3.3) 13.5 9.7 (0.3) (11.0) 1.4 0.9 4.3 6.8 1.1 1.6 3.0 (2.2) (4.1) Peers Dividend 2.2 3.5 3.3 3.0 4.0 3.7 4.1 3.6 3.6 3.6 3.5 3.5 3.4 3.4 3.2 3.2 3.1 BV Change (2.2) (1.2) 3.5 2.5 6.6 0.4 (2.2) (8.7) (1.9) (2.2) 0.2 4.1 (0.2) (1.3) (0.8) (3.8) (3.1) Total 0.0 2.3 6.8 5.4 10.6 4.1 1.9 (5.2) 1.8 1.3 3.7 7.6 3.2 2.1 2.3 (0.6) 0.0 Source SNL Financial Notes 1. Dividends declared + change in book value per share divided by book value per share 2. Since Amy‘s IPO on 7/21/2011 Economic Return Since IPO (2) 3Q’11—3Q’15 Annualized MTGE 14.8% NYMT 13.7% MITT 12.7% EFC 12.5% DX 8.6% Amy 8.0% WMC 7.1% 10

Project Apple

Preliminary & Confidential

SITUATION OVERVIEW

Research Commentary

- **Broker A**: "Amy reported third quarter "core" EPS of 0.54, …Despite the lower-than-expected economic return this quarter, we continue to see Amy offering an attractive risk/reward given the 24% discount to book value" " *11/05/2015*
- **Broker B**: "… the company's book value was negatively impacted by spread widening across a variety of MBS … during the quarter, exacerbated by swap spreads versus Treasury rates tightening during the quarter." *11/06/2015*
- **Broker A**: "Although the economic return this quarter was below expectations, we believe that Amy should outperform its mREIT peers given the following: 1) 21.5% discount to book value and 2) upside potential to the dividend as taxable earnings approaches GAAP earnings " *8/05/2015*

Analyst Views


Hold
40%
Buy
60%

Source Broker Research

						Earnings per Share Adjusted		
Broker Name	**Report Date**	**Price at Report Date ($)**	**Rating**	**Change**	**Price Target ($)**	**4Q 2015E ($)**	**FY 2015E ($)**	**FY 2016E ($)**
Credit Suisse	11/05/15	12.92	Buy	—	16.00	0.53	2.15	1.95
JMP Securities	11/06/15	12.58	Hold	—	N/A	0.50	2.09	1.90
Keefe, Bruyette and Woods, Inc.	11/06/15	12.58	Buy	—	15.40	0.53	2.14	1.88
Maxim Group	11/09/15	12.43	Buy	—	17.25	0.50	2.11	2.00
Morgan Stanley	11/06/15	12.58	Hold	—	13.00	0.48	1.96	1.88
Mean					**15.41**	**0.51**	**2.09**	**1.92**
Median					**15.70**	**0.50**	**2.11**	**1.90**

Source Capital IQ

↑ Positive Rating Change in Last 6 Months ↓ Negative Change — No Change

Morgan Stanley

11

Project Apple Discussion Materials 160115 v8.pptx\14 JAN 2016\3:24 PM\12 Project Apple Section 2 Amy Valuation Summary 12

Preliminary & Confidential Project Apple Valuation Committee 011416 v9.pptx\13 JAN 2016\9:03 PM\13 Project Apple AMY VALUATION SUMMARY Amy Valuation Summary Multiple Valuation Ranges Metric (1) Low High 1 Trading Value —52 Week P / B Low and High 17.08 0.66x 0.86x $11.28 $14.71 2 Comparable Public Companies —P/BV 17.08 0.68x 0.73x $11.69 $12.40 —Dividend Yield 1.92 18.8% 13.3% $10.22 $14.44 3 Liquidation Analysis —Based on Mgmt Analysis 17.08 0.86x 0.90x $14.76 $15.46 $ 8 10 12 14 16 18 $11.28 $14.09 Current Arielle Price Proposal 1. Notes $17.08 represents 9/30/2015 book value per share. $1.92 represents current annualized dividend 13 [Graphic Appears Here]

Preliminary & Confidential Project Apple Discussion Materials 160115 v8.pptx\14 JAN 2016\3:24 PM\14 Project Apple AMY VALUATION SUMMARY Trading Comparables Publicly Traded Residential Mortgage REIT Comparables Market Data as of 01/13/16 Market Total Stock 52-week LTM Debt / Price / Dividend Yield Cap. Assets Price High Low Tot. Ret. Equity Book Current NTM Est. Company $MM $MM $ % % (%) (x) (x) (%) (%) Amy 358 3,844 11.28 68 102 (18.4) 4.1 0.66 17.0 16.8 Hybrid REITs $250MM—$1Bn Market Capitalization American Capital Mortgage (MTGE) 672 6,258 13.44 71 101 (19.8) 4.1 0.67 11.9 11.9 Ellington Financial (EFC) 537 3,324 16.07 74 100 (9.5) 1.8 0.71 12.4 12.4 New York Mortgage Trust (NYMT) 533 9,362 4.87 60 101 (26.9) 0.8 0.71 19.7 19.5 Western Asset Mortgage (WMC) 405 4,628 9.67 62 101 (14.8) 5.4 0.73 24.0 24.8 AG Mortgage (MITT) 344 3,365 12.11 62 101 (25.1) 3.8 0.66 15.9 16.4 Dynex Capital (DX) 296 3,928 6.01 71 101 (18.3) 6.3 0.73 16.0 15.1 Top Quartile 72 101 (12.8) 5.1 0.73 18.8 18.7 Median 66 101 (19.1) 3.9 0.71 15.9 15.7 Bottom Quartile 61 100 (25.7) 2.3 0.68 13.3 13.1 Other Hybrid REITs Two Harbors (TWO) 2,887 17,785 7.93 72 102 (12.4) 3.1 0.77 13.1 12.9 Chimera (CIM) 2,442 15,940 12.92 79 108 (8.3) 2.3 0.79 14.9 14.9 MFA Financial (MFA) 2,382 13,384 6.43 78 111 (9.2) 3.1 0.83 12.4 12.3 PennyMac (PMT) 1,064 5,592 14.43 63 102 (25.7) 2.4 0.70 13.0 13.7 Invesco Mortgage (IVR) 1,404 20,781 11.75 72 101 (14.9) 6.2 0.67 13.6 13.6 Redwood Trust (RWT) 1,023 6,269 12.46 61 101 (32.8) 2.8 0.85 9.0 9.0 Arlington Asset Investment (AI) 269 4,182 11.67 43 102 (46.9) 7.2 0.56 21.6 21.6 ZAIS Financial (ZFC) 113 779 14.13 74 108 (10.1) 3.2 0.69 11.3 11.9 Ellington Residential (EARN) 103 1,516 11.23 66 101 (19.5) 8.3 0.69 16.0 16.0 JAVELIN Mortgage (JMI) 73 936 6.12 62 110 (26.9) 6.7 0.61 17.6 17.6 Five Oaks (OAKS) 72 2,581 4.86 43 101 (48.3) 2.7 0.48 14.8 19.8 Median 66 102 (19.5) 3.1 0.69 13.6 13.7 Agency REITs Annaly Capital (NLY) 8,663 75,339 9.14 84 102 (3.1) 4.6 0.76 13.1 13.0 American Capital Agency (AGNC) 5,917 60,609 17.08 77 101 (10.4) 5.4 0.74 14.1 13.4 Hatteras Financial (HTS) 1,199 17,046 12.39 66 102 (23.8) 6.5 0.63 14.5 14.1 CYS Investments (CYS) 1,025 14,267 6.62 71 101 (13.5) 6.5 0.69 15.7 15.6 Capstead Mortgage (CMO) 808 14,302 8.43 68 101 (22.9) 8.9 0.70 12.3 11.6 ARMOUR Residential (ARR) 739 14,396 20.15 72 103 (14.6) 8.9 0.69 19.7 18.3 Anworth Mortgage (ANH) 416 7,357 4.16 77 100 (10.2) 8.0 0.66 14.4 13.7 Orchid Island (ORC) 193 2,293 8.86 62 124 (19.1) 7.6 0.76 19.0 19.0 Median 72 101 (14.0) 7.1 0.70 14.5 13.9 MSR Financing New Residential (NRZ) 2,413 15,356 10.47 58 103 (2.9) 3.9 0.86 17.6 17.8 Cherry Hill Mortgage Investment (CHMI) 96 702 12.72 69 101 (19.1) 3.5 0.63 15.4 15.6 Median 64 102 (11.0) 3.7 0.75 16.5 16.7

Preliminary & Confidential AMY VALUATION SUMMARY Illustrative Liquidation Analysis Based on Amy Management Preliminary Analysis Project Apple Illustrative Liquidation Value vs. GAAP Net Asset Value Summary Analysis ($MM) Mid Case 9/30/2015% Liquidation Discount $ Liquidation Discount% Discount of Book Value Total Per Share GAAP Values Low Mid High Low Mid High Low Mid High($MM)($)% Cash & Restricted Cash 172 0.0% 0.0% 0.0% ——0.0% 0.0% 0.0% Book Value 542 17.08 100 Agency RMBS & IOs 2,031 0.3% 0.1% 0.0%(5.1)(2.5)—0.9% 0.5% 0.0% Asset Discount(11)(0.35)(2) Non-Agency RMBS 1,240 0.5% 0.3% 0.0%(6.2)(3.1)—1.1% 0.6% 0.0% Liability Premium(0)(0.01)(0) Securitized Mortgage Loans 173 0.5% 0.3% 0.0%(0.9)(0.4)—0.2% 0.1% 0.0% Fees / Expenses(51)(1.61)(9) Other Investment Securities 163 0.5% 0.3% 0.0%(0.8)(0.4)—0.2% 0.1% 0.0% Liquidation 480 15.11 88 Seller Financing Program 45 15.6% 10.3% 5.0%(7.0)(4.6)(2.2) 1.3% 0.8% 0.4% Trading Value 358 11.28 66 All Other Assets 20 0.0% 0.0% 0.0%(0.0)(0.0)—0.0% 0.0% 0.0% Liq. vs. Trading 121 3.83 34 Total Assets 3,844 0.52% 0.29% 0.06%(19.9)(11.1)(2.2) 3.7% 2.0% 0.4% -Low Case 110 3.48 31 Repo Agreements 3,011 0.0% 0.0% 0.0%(0.6)(0.4)(0.2) 0.1% 0.1% 0.0% -High Case 133 4.18 37 Other Liabilities 118 0.0% 0.0% 0.0%(0.0)(0.0)—0.0% 0.0% 0.0% Other Expenses Detail Total Liabilities 3,129 0.0% 0.0% 0.0%(0.6)(0.4)(0.2) 0.1% 0.1% 0.0%($MM) Low Mid High Preferred Stock 173 0.0% 0.0% 0.0% ——0.0% 0.0% 0.0% Committee Comp.(0.1)(0.1)(0.1) Opinions(1.0)(1.0)(1.0) Net Asset Value 542 3.8% 2.1% 0.4%(20.5)(11.5)(2.4) 3.8% 2.1% 0.4% Tax Leakage —— Severance(0.2)(0.2)(0.2) Manager Termination Fee (1)(33.3)(33.3)(33.3) 6.1% 6.1% 6.1% General Legal(3.5)(3.3)(3.0) Litigation(1.0)(1.0)(1.0) Management Notice Period (6 months)(5.3)(5.3)(5.3) 1.0% 1.0% 1.0% D&O Insurance(1.1)(1.1)(1.1) Wind Down Expenses A (14.5)(12.6)(10.5) 2.7% 2.3% 1.9% Third party admin(0.1)(0.1)(0.1) Other G&A(0.5)(0.5)(0.5) Total Fees & Expenses(53.1)(51.2)(49.1) 9.8% 9.4% 9.1% Proxy / Vote Process(3.0)(2.3)(1.5) All other(4.0)(3.0)(2.0) Total Liqudiation Leakage(73.7)(62.7)(51.6) 13.6% 11.6% 9.5% Total(14.5)(12.6)(10.5) A Notes 1. Q413 3 times to average Q315). annual $33.7MM management fee adjusted fee to earned $33.3MM by the to account manager for in a the lower 24 equity months base prior due to termination to share repurchases (calculated in based Q415 on fees earned in the period 15 [Graphic Appears Here]

Project Apple Section 3 Process Considerations 16

Preliminary & Confidential Project Apple PROCESS CONSIDERATIONS Illustrative Transaction Timeline Activity January February March April May June Week of: 11 18 25 1 8 15 22 29 7 14 21 28 4 11 18 25 2 9 16 23 30 6 13 20 27 TBD Finalize M&A Proposal (4-5 weeks) 1 Received Indicative Proposal 2 Go / No Go Decision 3 Buyer Due Diligence on Seller 4 Special Committee / Advisor Reverse Due Diligence on Buyer 5 Negotiate Deal Structure & Definitive Contract 6 Receive Final Binding Bid 7 Sign and Announce Definitive Agreement Go Shop Period (~5 weeks) 8 Approach and Sign CAs with Interested Parties 9 Buyer Due Diligence / Management Meetings 10 Finalize Contracts (based on announced contract) 11 Receive Final Binding Bids and Finalize Topping Terms 12 Select Winning Bid / Announce Transaction Post-Announcement Events 13 Prepare and File Buyer Registration Statement / Seller Proxy 14 SEC Review and Comment Period 15 SEC Declares Buyer Registration Effective; Mail Seller Proxy 16 Shareholder Review Period 17 Shareholder Meeting / Approval 18 Transaction Closing 17

Preliminary & Confidential Project Apple PROCESS CONSIDERATIONS Market Check Considerations Directors Duties Market Check Alternatives Unlike Delaware, Maryland has a statutory standard of conduct for There are various means by which the Special Committee could seek to confirm that any offer received from Arielle represents the best value and directors which requires a director to perform his duties in good faith, in a deal terms reasonably available to the corporations shareholders: manner he reasonably believes to be in the best interests of the Pre-signing market checks corporation and with the care of an ordinarily prudent person in a like position under similar circumstances Broad-based auction Limited auction This duty applies individually, director by director, not collectively to the board Discreet approach to limited number of strategic and/or financial buyers Post-signing market checks Also unlike Delaware, a director of a Maryland corporation is under no Go shop higher duty or greater scrutiny in a change of control context Open (i.e., allow qualified go shop bidders to continue negotiations post end of go shop period) or closed (i.e., requires a go shop bidder to execute definitive transaction agreement by end of go shop period) However, it is nevertheless advisable, especially in a situation where the transaction parties have each established special board committees as a Term result of certain affiliate relationships, for directors of a Maryland Amount of reduced termination fee corporation in a change of control context to seek to obtain the best value Consideration of unsolicited alternative proposals and deal terms reasonably available on behalf of the corporations Subject to no-shop provision of merger agreement stockholders Arielle will likely insist on matching rights Subject to payment of termination fee 18 18

Preliminary & Confidential Project Apple PROCESS CONSIDERATIONS Market Check Considerations (contd) Management Agreement Considerations Amys management agreement provides that in the absence of cause (not likely to exist), the agreement can be terminated only at the end of a renewal period (current renewal period terminates on July 26, 2016) upon the vote of 2/3 of Amys independent directors for: Unsatisfactory performance material detrimental to Amy A determination that the management fees are unfair to Amy (subject to the managers right to reduce them to a satisfactory level) Based on the foregoing, Arielle would likely not be able to terminate Amys management agreement following Arielles acquisition of Amy Under Arielles own management agreement with a separate indirect subsidiary of Apollo Global, the management fee is based on stockholders equity (as defined therein) Stockholders equity (as defined) would likely increase substantially as a result of the transaction Consequently, post-acquisition Arielle could probably not terminate Amys management agreement but would likely be required to pay substantially increased management fees under its own management agreement and management fees under Amys management agreement Arielles counsel has indicated that Arielle is likely to assume the risk of a double management fee A third party buyer of Amy would presumably want to terminate Amys management agreement and manage Amy itself (or through its own manager) However, in the case of such a third party sale, Amys manager presumably has no incentive to agree to terminate the agreement without substantial penalty This will negatively impact any market check The general non-terminable nature of Amys management agreement and the continuing obligation to pay the management fee thereunder is a potential deterrent to a third party acquisition of Amy 19

Project Apple Discussion Materials 160115 v8.pptx\14 JAN 2016\3:24 PM\21 Project Apple Appendix A Overview of Arielle 20

Preliminary & Confidential

OVERVIEW OF ARIELLE

Company Overview

Summary Market Statistics

Market data as of 1/13/2016

Share Price ($)	$16.42
Share Count (MM)	67.1
Market Cap ($MM)	1,103
P / BV	1.0x
P / 2016 EPS	8.4x
Dividend Yield	11.2%

Business Overview

- Arielle is a real estate trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments
- Arielle is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC
- Arielle's portfolio has grown at a 59% CAGR since inception and benefits from Amy's strong relationships and reputation
- 61% of loans in the portfolio have a floating interest rate, based upon face amount

Amortized AUM Breakdown

As of 9/30/2015


CMBS ($512MM)
21%
First Mortgage
($905MM)
39%
Subordinate
Loans ($926MM)
40%

Source: Company Filings

Total Return Since IPO

Arielle vs. Peers


%
150
120
90
60
30
0
(30)
103.5%
48.5%
Sep-09 Aug-10 Jul-11 Jun-12 Apr-13 Mar-14 Feb-15 Jan-16
S&P 500
Arielle

Summary Financials

($MM, unless otherwise noted)

	2014Q4	2015Q1	2015Q2	2015Q3
Income Statement				
EPS (GAAP) ($)	0.43	0.47	0.39	0.39
Operating Earnings	22	26	25	26
Dividend Per Share ($)	0.40	0.44	0.44	0.44
Balance Sheet				
Total Assets	1,845	2,022	2,333	2,528
Total Debt	869	822	1,126	983
Total Equity	855	1,046	1,045	1,384
Debt / Equity (%)	101.6%	78.6%	107.7%	71.0%
Book Value Per Share ($)	16.39	16.44	16.41	16.35

Morgan Stanley

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